Exhibit 5.1

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

1285 Avenue of the Americas

New York, NY 10019

May 21, 2007

Foamex International Inc.

1000 Columbia Avenue

Linwood, PA 19051

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Foamex International Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of 2,325,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), to be issued pursuant to the Foamex International Inc. 2007 Management Incentive Plan (the “Plan”).

Foamex International Inc.	2

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement; and
2.	the Plan.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including copies of the Company’s second amended and restated certificate of incorporation, as amended, and the amended and restated by-laws, certified by the Company as in effect on the date of this letter and copies of resolutions of the board of directors of the Company and the written consent by the majority of the stockholders of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such agreements and documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Foamex International Inc.	3

Based upon the above, and subject to the assumptions, exceptions and qualifications stated herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued delivered and paid for in accordance with the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP